Exhibit 3.1

MNTN DIGITAL, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

MNTN Digital, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of the Corporation is MNTN Digital, Inc. The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on April 6, 2009 under the name Steel House, Inc.

The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law.

The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed as of November 5, 2021.

MNTN DIGITAL, INC.

By:	/s/ Mark Douglas
Mark Douglas,
President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MNTN DIGITAL, INC.

First

The name of this corporation is MNTN Digital, Inc. (the “Company”).

Second

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington 19801-1120, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

Fourth

A.            The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares that the Company shall have authority to issue is 153,815,168, of which 101,300,000 shares shall be Common Stock with the par value of $0.0001 per share (the “Common Stock”) and 52,515,168 shares shall be Preferred Stock with the par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series, six of such series shall be denominated the “Series A Preferred,” the “Series B Preferred,” the “Series B-1 Preferred,” the “Series B-2 Preferred,” the “Series C Preferred” and the “Series D Preferred.” The Series A Preferred shall consist of 5,537,174 shares, the Series B Preferred shall consist of 9,010,723 shares, the Series B-1 Preferred shall consist of 11,500,000 shares, the Series B-2 Preferred shall consist of 7,500,000 shares, the Series C Preferred shall consist of 13,193,334 shares and the Series D Preferred shall consist of 5,773,937 shares.

B.             The terms and provisions of the Preferred Stock and Common Stock are as follows:

1.             Dividends.

(a)           Treatment of Preferred Stock. The Preferred Stock shall be entitled to receive dividends in an amount per share as determined by the Board of Directors of the Company (the “Board”), payable in cash or in kind at the election of the Board, out of any assets at the time legally available therefor, when, as and if declared by the Board, on a pari passu basis with the Common Stock, in accordance with and pursuant to the terms of the amended and restated bonus/dividend plan, adopted by the Board on or about the date of filing (the “Filing Date”) of this amended and restated certificate of incorporation (the “Restated Certificate”) with the Delaware Secretary of State (as the same may be amended from time to time in accordance with its terms after the Filing Date, the “Bonus/Dividend Plan”). No dividends (other than those payable solely in Common Stock) shall be paid on any Common Stock unless the dividends payable upon the Preferred Stock pursuant to the Bonus/Dividend Plan are paid with respect to all outstanding shares of Preferred Stock. Notwithstanding the foregoing, the Board is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared pursuant to the Bonus/Dividend Plan or otherwise, and any dividends on the Preferred Stock shall be non-cumulative. “Original Issue Price” shall mean, (i) with respect to the Series A Preferred, $0.28715 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred); (ii) with respect to Series B Preferred, $0.4680 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred); (iii) with respect to the Series B-1 Preferred, $0.7552 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B-1 Preferred); (iv) with respect to the Series B-2 Preferred, $0.91940 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B-2 Preferred); (v) with respect to the Series C Preferred, $2.9431 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series C Preferred); and (vi) with respect to the Series D Preferred, $22.9653 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series D Preferred).

(b)           Treatment of Common Stock. If the Board declares additional dividends after the dividends for the Preferred Stock and Common Stock under the Bonus/Dividend Plan have been paid or declared and set apart in any calendar year of the Company, such additional dividends shall be declared (if at all) out of funds legally available therefor pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 3. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with Section 1(a) and this Section 1(b).

(c)           Distribution. “Distribution” means the transfer of cash, property or securities without consideration to holders of capital stock of the Company by reason of their ownership thereof, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Company (other than (i) shares of Common Stock purchased by the Company pursuant to the Permitted Secondary (as defined in the Series D Preferred Stock Purchase Agreement dated on or about the Filing Date) or (ii) the repurchase of shares of Common Stock or Preferred Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Board with the consent of at least one of the Preferred Directors (as defined below)) for cash or property.

(d)           Consent to Certain Repurchases. To the extent certain sections of the corporations code of any state set forth minimum requirements for the Company’s retained earnings and/or assets that would otherwise be applicable to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, advisors, officers, directors or other service providers of the Company or any of the Company’s subsidiaries at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal, where such agreements were authorized by the Board, such Distributions may be made without regard to any “preferential dividends arrears amount,” “preferential rights amount,” or similar concept.

2.             Liquidation Rights. In the event of a Qualified SPAC (as defined below) that is a Liquidation (as defined below), Section 3 below will apply with respect to such Liquidation. In the event of any Liquidation other than a Qualified SPAC, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, out of the assets of the Company legally available for distribution to stockholders of the Company (“Available Proceeds”), amounts as set forth in this Section 2.

(a)           Senior Liquidation Preference. The holders of the Series C Preferred and the Series D Preferred, (together, the “Senior Preferred”), on a pari passu basis, shall be entitled to receive out of Available Proceeds an amount per share equal to the Senior Liquidation Preference (as defined below) specified for each share of Senior Preferred then held by them before any payment shall be made or any assets distributed to the holders of Junior Preferred (as defined below) or the Common Stock. “Senior Liquidation Preference” shall mean, with respect to each series of Senior Preferred, an amount per share equal to the greater of (i) the respective Original Issue Price, plus all declared and unpaid dividends on each such share or (ii) such amount per share as would have been payable had all shares of such series of Senior Preferred been converted into Common Stock pursuant to Section 3 immediately prior to the Liquidation. If, upon the Liquidation, the assets to be distributed among the holders of the Senior Preferred are insufficient to permit the payment to such holders of the full Senior Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Senior Preferred at the time outstanding based upon the aggregate Senior Liquidation Preference.

(b)           Junior Liquidation Preference. After the full payment of the Senior Liquidation Preferences to the holders of Senior Preferred, the holders of the Series A Preferred, the Series B Preferred, the Series B-1 Preferred and the Series B-2 Preferred (together, the “Junior Preferred”), on a pari passu basis, shall be entitled to receive out of the remaining Available Proceeds an amount equal to the Junior Liquidation Preference (as defined below) specified for each share of Junior Preferred then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. “Junior Liquidation Preference” shall mean, with respect to each series of Junior Preferred, an amount per share equal to the greater of (i) the respective Original Issue Price, plus all declared and unpaid dividends on each such share or (ii) such amount per share as would have been payable had all shares of such series of Junior Preferred been converted into Common Stock pursuant to Section 3 immediately prior to the Liquidation. If, upon the Liquidation, the remaining assets to be distributed among the holders of the Junior Preferred are insufficient to permit the payment to such holders of the full Junior Liquidation Preference for their shares, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Junior Preferred at the time outstanding based upon the aggregate Junior Liquidation Preference.

(c)           Remaining Assets. After the payment to the holders of the Senior Preferred and the Junior Preferred of the full preferential amounts specified above, any remaining Available Proceeds shall be distributed pro rata among the holders of the Common Stock according to the number of shares of Common Stock held by such holders.

(d)           Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up, voluntary or involuntary, of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganizations, provided that the applicable transaction shall not be deemed a Liquidation unless the Company’s stockholders constituted immediately prior to such transaction do not hold more than 50% of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction; (iii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred other than a transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof occurs; (iv) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken together; or (v) a SPAC Transaction.

(e)           Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Company or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i)            Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)          If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 20 trading-day period ending three trading days prior to the closing of the Liquidation;

(B)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20 trading-day period ending three trading days prior to the closing of the Liquidation; and

(C)           If there is no active public market, the value shall be the fair market value thereof, as determined by the Board in good faith with the consent of at least one of the Preferred Directors.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board in good faith with the consent of at least one of the Preferred Directors.

3.             Conversion. The Preferred Stock shall have conversion rights as follows:

(a)           Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into that number of fully-paid and non-assessable shares of Common Stock that is equal to the Original Issue Price for such series of Preferred Stock divided by the Conversion Price (as hereinafter defined) for such series in effect on the date the certificate is surrendered for conversion. The “Conversion Price” shall initially be (i) with respect to the Series A Preferred, an amount equal to $0.28715; (ii) with respect to the Series B Preferred, an amount equal to $0.4680; (iii) with respect to the Series B-1 Preferred, an amount equal to $0.7552; (iv) with respect to the Series B-2 Preferred, an amount equal to $0.91940; (v) with respect to the Series C Preferred, an amount equal to $2.9431 and (vi) with respect to the Series D Preferred, an amount equal to $22.9653, in each case subject to adjustment as provided herein.

(b)           Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price for such share immediately upon (1) the affirmative vote of (i) the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”) and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred, voting as a separate class, (2) the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form, provided, however, that (i) the aggregate gross proceeds to the Company in such offering are not less than $100,000,000 (before deduction of underwriters’ discounts and commissions and offering expenses) and (ii) in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market or the New York Stock Exchange, (3) the effectiveness of a registration statement under the Securities Act in connection with the Company’s initial listing of its Common Stock on the Nasdaq Stock Market’s National Market or the New York Stock Exchange by means of a registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, provided, however, that the reference price in such offering is not less than the Original Issue Price for the Series D Preferred (an offering satisfying the criteria in (2) or (3), a “Qualified IPO”), or (4) an acquisition, merger or other business combination between the Company and (i) a special purpose acquisition corporation, (ii) a blank check company, (iii) any similar development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company, or (iv) any subsidiary or affiliate of any of the entities identified in clauses (i)-(iii) (such event, a “SPAC Transaction”) following which the capital stock of the combined entity are listed on the Nasdaq Stock Market’s National Market or the New York Stock Exchange; provided, however, the cash and cash equivalents derived from the SPAC Transaction (including cash and cash equivalents held by such SPAC entity prior to such transaction and cash raised via “PIPE” transaction in connection with the SPAC Transaction, in each case net of any redemption obligations of such SPAC entity) and available to the resulting combined entity as of the consummation of such SPAC Transaction are not less than $100,000,000 (such SPAC Transaction, a “Qualified SPAC”).

(c)           Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificate(s) therefor, it shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to paragraph 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificate(s), issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or the consummation of a Liquidation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering or the consummation of the Liquidation, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities or the consummation of the Liquidation.

All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(d)           Adjustments for Subdivisions or Combinations of Common. If at any time or from time to time on or after the Filing Date, the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Common Stock, each of the applicable Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If at any time or from time to time after the Filing Date, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, each of the applicable Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)           Adjustments for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of securities, whether by capital reorganization, recapitalization, reclassification or other event (other than a subdivision or combination of shares pursuant to Section 3(d) above), concurrently with the effectiveness of such capital reorganization, recapitalization, reclassification or other event, the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of securities equivalent to the number of such shares or securities that would have been received by the holder of a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such capital reorganization, recapitalization, reclassification or other event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization, recapitalization, reclassification or other event to the end that the provisions of this Section 3 (including adjustment of the applicable Conversion Price then in effect and the number and type of shares or other securities issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f)            Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Filing Date, the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction equal to:

(1)               the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)               the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)           Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Filing Date, the Company shall make or issue, or fix a record date for the determination of holders of capital stock of the Company entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3(f) do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h)           Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time after the Filing Date, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a reorganization, merger or consolidation of the Company with or into another entity, or the sale of all or substantially all of the Company’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section 3 or a transaction subject to Section 2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the then outstanding Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled to receive upon such capital reorganization, merger consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights and interests of the holders of the then outstanding Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(i)            Adjustments for Dilutive Issuances.

(i)            If at any time or from time to time after the Filing Date, the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (iii) below, deemed to be issued) for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the applicable Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Conversion Price in effect immediately prior to such issuance or sale, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. “Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all shares of Common Stock issuable upon exercise, conversion or exchange of all outstanding Convertible Securities (as defined below).

(ii)           For the purposes of paragraph (i) above, none of the following issuances (or deemed issuances) shall be considered the issuance (or deemed issuance) or sale of Common Stock (collectively, such issuances (or deemed issuances) the “Excluded Securities”):

(A)          The issuance of Common Stock upon the conversion of any outstanding Convertible Securities as of the date hereof or upon the conversion of the Preferred Stock. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any stock, options, warrants, purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(B)           Shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 3(f) or Section 3(g) above and shares of Common Stock issued or deemed issued as a dividend or Distribution on Preferred Stock.

(C)           Shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issuable pursuant to such options, warrants or other rights (as adjusted for stock dividends, combinations, splits, recapitalizations and the like after the Filing Date), to employees, officers or directors of, or consultants or advisors to, the company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that were approved by the Board, including the Series C Preferred Director (as defined below) as of the Filing Date.

(D)          The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Board including the Series C Preferred Director.

(E)           The issuance of any securities in any other transaction in which exemption from Section 3(i)(i) is approved by the written consent of the Requisite Holders, voting together as a single class on an as-converted to Common Stock basis; provided that with respect to the Conversion Price of the Series D Preferred, any such consent shall also require the written consent of the holders of a majority of the Series D Preferred.

(F)           The issuance of Series D Preferred pursuant to that certain Series D Preferred Stock, dated on or around the Filing Date, as amended from time to time, by and among the Company and certain other parties thereto.

(G)           The issuance of any securities as acquisition consideration pursuant to an acquisition of another entity or a strategic partnership, in each case approved by the Board.

(H)           Shares of Common Stock issued in a bona fide Qualified IPO, pursuant to which all outstanding shares of Preferred Stock are automatically converted to Common Stock.

(iii)          For the purposes of paragraph (i) above, the following subparagraphs (A) to (H), inclusive, shall also be applicable:

(A)          In case at any time the Company shall grant any warrants, rights or options to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock (excluding Convertible Securities and Common Stock issued in accordance with Section 3(i)(ii) above) (collectively “Options”) or shall fix a record date for the determination of holders entitled to received such Options, whether or not such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options, plus, in the case of any such Options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than either of the applicable Conversion Prices in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued for such price per share.

(B)           In case at any time the Company shall issue or sell any Convertible Securities (excluding Convertible Securities and Common Stock issued in accordance with Section 3(i)(ii) above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than any Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C)           In case at any time any shares of Common Stock, Convertible Securities or Options shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Convertible Securities or Options shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board in good faith. In case any shares of Common Stock, Convertible Securities or Options shall be issued in connection with any merger of another entity into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board in good faith after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(D)           If the terms of any Convertible Security or Option (excluding Convertible Securities or Options issued in accordance with Section 3(i)(ii) above), the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of this Section 3(i), are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Convertible Security or Option (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security or Option. Notwithstanding the foregoing, no adjustment pursuant to this paragraph (D) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the particular Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuances of shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale between the original adjustment date and such readjustment date.

(E)           If the original issuance of any Convertible Security or Option (excluding Convertible Securities or Options which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive securities issued in accordance with Section 3(i)(ii) above), did not result in an adjustment to a Conversion Price pursuant to the terms of Section 3(i), either because (1) the consideration per share (determined pursuant to Section 3(i)(iii)(C) above) of the Common Stock was equal to or greater than the Conversion Prices then in effect, or (2) such Convertible Security was issued before the Filing Date, are revised after the Filing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (A) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (B) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security or Option, as so amended, and the Common Stock subject thereto (determined in the manner provided in Subsection 3(i)(iii)(A) and (B) above, as applicable) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(j)            Certificate of Adjustments. Upon the occurrence of each adjustment of the applicable Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, as promptly as practicable, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Preferred Stock since the date of the first issuance of such Preferred Stock, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(k)           Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or distribution; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock written notice at least 20 days prior to the record date or effective date for such event. The notice shall specify, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reclassification, reclassification or Liquidation is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reclassification, recapitalization or Liquidation, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at such holder’s address appearing on the books of the Company.

(l)            Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary (including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any amendment to this Restated Certificate) to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.             Voting.

(a)           General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, including, but not limited to, with respect to any increase or decrease of the authorized shares of Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Common Stock and Preferred Stock of the Company entitled to vote (voting together as a single class on an as-converted to Common Stock basis).

(b)           Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(c)                Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(d)                Election of Directors. The authorized number of directors will be set forth in the Company’s bylaws. The holders of the outstanding shares of Series C Preferred, voting separately as a single class on an as-converted to Common Stock basis, shall be entitled to elect one director (the “Series C Preferred Director”). The holders of the outstanding shares of Series B Preferred, Series B-1 Preferred and Series B-2 Preferred, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one director (the “Series B Preferred Director”). The holders of the outstanding shares of Series A Preferred, voting separately as a single class on an as-converted to Common Stock basis, shall be entitled to elect one director (the “Series A Preferred Director” and together with the Series C Preferred Director and the Series B Preferred Director, the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting separately as a single class, shall be entitled to elect one director (the “Common Director”). The holders of the Common Stock and the Preferred Stock, voting together and not as separate classes (on an as-converted to Common Stock basis), shall be entitled to elect all other directors of the Company. Any director elected pursuant to this Section 4(d) may be removed with or without cause only by the affirmative vote or written consent of the holders of the shares of the class, series or classes of stock entitled to elect such director or directors. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 4(d), then any directorship not so filled shall remain vacant until such time as either (i) the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting or (ii) such vacancy on the Board is filled by another member of the Board who has been elected by the same class, series or classes of stockholders as those who would be entitled to vote to fill such vacancy; and no such directorship may be filled by stockholders of the Company or members of the Board other than by the stockholders of the Company or members of the Board that are entitled to elect a person to fill such directorship.

(e)                No Cumulative Voting. There shall be no cumulative voting.

5.                   Amendments and Changes.

(a)                Approval by Preferred Stock. Notwithstanding Section 4 above and in addition to any vote otherwise required herein or by law, at any time when any shares of Preferred Stock remain outstanding, the approval (by vote or written consent as provided by law) of the Requisite Holders, voting together as a single class on an as-converted to Common Stock basis, shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i)                 any alteration, repeal, change or amendment of any provision of this Restated Certificate or the bylaws of the Company so as to adversely affect the rights, privileges or preferences of the Preferred Stock;

(ii)               any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iii)             any authorization, creation or issuance of any new series or class of securities (including any security convertible into or exercisable for any such security) of the Company having rights, preferences or privileges senior to, or pari passu with, any of the rights, preferences or privileges of the Preferred Stock;

(iv)              any redemption or repurchase of shares of the Company’s stock or securities or any payment, except in connection with (i) the Permitted Secondary or (ii) the repurchase of shares of Common Stock issued to or held by founders, employees, consultants, advisors, officers or directors upon termination of their employment or services at the lower of fair market value or cost and pursuant to agreements providing for the right of said repurchase;

(v)                any consummation of a Liquidation unless such Liquidation is a Qualified SPAC;

(vi)              except for Distributions pursuant to the Bonus/Dividend Plan or Permitted Secondary, any declaration of a dividend or other Distribution with regard to the Common Stock or the Preferred Stock; or

(vii)            any change in the authorized number of directors of the Company.

(b)                Approval by Series D Preferred Stock. Notwithstanding Section 4 above and in addition to any vote otherwise required herein or by law, at any time when any shares of Series D Preferred remain outstanding, the approval (by vote or written consent as provided by law) of the holders of a majority of the Series D Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i)                 any alteration, repeal, change or amendment of any provision of this Restated Certificate or the bylaws of the Company so as to adversely affect the rights, privileges or preferences of the Series D Preferred disproportionately from the adverse effect on shares of any other series of Preferred Stock, it being understood that the authorization or issuance of a new class or series of securities that are pari passu or senior to the Series D Preferred shall not require approval in accordance with this subsection (i);

(ii)               (A) any amendment or waiver of the liquidation preference of the Series D Preferred set forth in Section 2(a) or (B) any waiver of the treatment of any particular transaction or series of related transactions as a Liquidation pursuant to Section 2(c);

(iii)             any amendment of Section 3(i)(E) or waiver of any anti-dilution adjustment of the Conversion Price of the Series D Preferred pursuant to Section 3(i)(E) above or otherwise; or

(iv)              automatic conversion of the Series D Preferred pursuant to Section 3(b) above.

6.                   Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be in writing and shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

7.                   Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders and (b) at any time more than one (1) series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of such series of Preferred Stock then outstanding.

Fifth

Subject to any additional vote required by this Restated Certificate, the Board shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

Sixth

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

Seventh

Subject to any additional vote required by this Restated Certificate, the Company reserves the right to amend the provisions in this Restated Certificate and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and this Restated Certificate, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

Eighth

A.                 To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the Filing Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.                  To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors and officers of the Company (and any other persons to which DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

C.                  The Company shall have the express authority to enter into such agreements as the Board deems appropriate for the indemnification of directors and officers of the Company. Such agreements may contain provisions relating to, among other things, the advancement of expenses, a person’s right to bring suit against the Company to enforce his or her right to indemnification, the establishment of a trust to assure the availability of funds to satisfy the Company’s indemnification obligations to such person and other matters as the Board deems appropriate or advisable.

D.                 The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate, the bylaws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

E.                  Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

F.                  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Ninth

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company while such Covered Person is performing services in such capacity. Any repeal or modification of this Article NINTH will only be prospective and will not affect the rights under this Article NINTH in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate, the affirmative vote of the holders of a majority of the shares of Preferred Stock the outstanding, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article NINTH.

Tenth

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF MNTN, INC.

MNTN, Inc., a corporation duly organized and existing under the General Corporation Law (the “General Corporation Law”) of the State of Delaware (the “Company”), does hereby certify that:

FIRST: The name of the Company is MNTN, Inc., that this Company was originally incorporated pursuant to the General Corporation Law on April 6, 2009 under the name Steel House, Inc., and that the Company filed its amended and restated certificate of incorporation with the Secretary of State of Delaware on November 5, 2021 (as amended, the “Amended and Restated Certificate of Incorporation”).

SECOND: The Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Company and its stockholders, and authorizing the appropriate officers of the Company to solicit the approval of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“A.          The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares that the Company shall have authority to issue is 159,604,004, of which 104,100,000 shares shall be Common Stock with the par value of $0.0001 per share (the “Common Stock”) and 55,504,004 shares shall be Preferred Stock with the par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series, six of such series shall be denominated the “Series A Preferred,” the “Series B Preferred,” the “Series B-1 Preferred,” the “Series B-2 Preferred,” the “Series C Preferred” and the “Series D Preferred.” The Series A Preferred shall consist of 5,537,174 shares, the Series B Preferred shall consist of 9,010,723 shares, the Series B-1 Preferred shall consist of 11,500,000 shares, the Series B-2 Preferred shall consist of 7,500,000 shares, the Series C Preferred shall consist of 13,193,334 shares and the Series D Preferred shall consist of 8,762,773 shares.”

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on this 9th day of May, 2024.

/s/ Mark Douglas
Mark Douglas, Chief Executive Officer

Signature Page to Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MNTN, Inc.